COMPANY CONTACT:                    Investor Relations Contact:
Tony M. Shelby, Chief Financial Officer         Linda Latman (212) 836-9609
(405) 235-4546                       Lena Cati (212) 836-9611
                       The Equity Group Inc.

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. REPORTS 2008 THIRD QUARTER RESULTS

Oklahoma City, Oklahoma - November 6, 2008. LSB Industries, Inc. (NYSE:LXU), today reported results for the third quarter and nine months ended September 30, 2008.

Third Quarter 2008 Compared to Third Quarter 2007:
•	Net sales increased 42.9% to $210.9 million from $147.6 million;
•	Climate Control sales increased 10.2% to $83.4 million from $75.6 million;
•	Chemical Business sale rose 79.8% to $124.5 million from $69.3 million;
•	Operating income before unusual items, shown in the table below, was $18.7 million compared to $14.3 million in the third quarter of 2007;
•	Operating income declined to $8.7 million from $19.1 million;
•
Net income was $4.2 million or $0.18 per diluted share, which included a $2.4 million tax provision.  In the 2007 third quarter, net income was $18.3 million, which included a $1.5 million income tax benefit.  Diluted earnings per share in the 2007 third quarter were $0.77.

Third Quarter of 2008	Third Quarter of 2007	Change
(In Millions)
Operating income before unusual items below	$18.7	$14.3	$4.4

Unrealized non-cash losses on natural gas contracts	(4.9)	-	(4.9)
Unplanned downtime at the Cherokee Facility	(5.1)	-	(5.1)
Other income from litigation settlement	-	3.3	(3.3)
Insurance recoveries of business interruption claims	-	1.5	(1.5)
Total	(10.0)	4.8	(14.8)
Operating income	$8.7	$19.1	$(10.4)

Jack Golsen, LSB’s Chairman & CEO stated, “Certain significant unusual items in our Chemical Business for the three month periods ended September 30, 2008 and 2007 offset gains achieved by LSB Industries this quarter, including growth in sales, new orders and backlog by our Climate Control Business.  As detailed above, unusual income items aggregating $4.8 million enhanced our Chemical Business’ operating income in the third quarter of 2007 while this year’s third quarter operating income was negatively impacted by unusual loss items totaling $10.0 million.

Exclusive of these unusual items in both quarters, our third quarter 2008 consolidated operating income would have been $4.4 million ahead of last year.”

He continued, “Income tax provisions in the current quarter and tax benefits in the prior year’s third quarter have also affected the quarterly comparison.  The provision for income taxes for the three months ended September 30, 2008 was $2.4 million, while in the third quarter of last year net income was increased by a tax benefit of $1.5 million.”

Nine Months 2008 Compared to Nine Months 2007:
•	Net sales increased 26.0% to $569.4 million from $451.8 million;
•	Climate Control sales increased 4.0% to $230.3 million from $221.5 million;
•	Chemical Business sales rose 48.1% to $329.3 million from $222.4 million;
•
Operating income was $57.3 million, which includes the $10.0 million of unusual third quarter loss items discussed above, partially offset by income from a $7.6 million litigation settlement recorded in the second quarter.  For the first nine months of 2007, operating income was $47.8 million, which benefited from the $4.8 million in unusual income items discussed above.

•
Net income was $33.0 million and net income applicable to common stock was $32.7 million or $1.40 per diluted share, compared to net income of $42.3 million and net income applicable to common stock of $36.8 million or $1.67 per diluted share.

Discussing the Climate Control Business, Barry Golsen, LSB’s President & COO stated, “The top-line improvement in the third quarter was driven by a 21% increase in total heat pump sales, offset by a 5% and 6% decline in fan coil and other sales, respectively.  For the current third quarter, segment operating income rose modestly as we invested in additional sales and marketing personnel, as well as incurred higher operating expenses.  New orders were an all-time quarterly record of $101.0 million, up 53% from $66 million one year earlier, and a 34% increase from $75.6 million in new bookings in the immediately preceding second quarter.  Year-to-date, we booked $246 million in new orders, up 31% versus the first nine months of 2007.”

LSB’s President continued, “There was also a significant increase in the Climate Control order backlog which rose to $85.8 million at the close of the current third quarter, compared to $61.6 million and $63.3 million at September 30, 2007 and June 30, 2008, respectively.

“We are naturally enthusiastic about the recently enacted Federal tax incentives, in the form of tax credits, for residential and non-residential purchases of geothermal heat pumps, which should be a further boost to growth, and one of the reasons why we are revving up our sales and marketing activities.  Of note, even in the absence of these tax credits, year to date, both our residential geothermal sales and bookings are running approximately 150% ahead of 2007.”

Discussing the Chemical Business, Barry Golsen pointed out, “Approximately 65% of third quarter sales were to industrial and mining customers, under cost plus agreements.  As a result, higher selling prices resulting from the pass through of higher cost of raw material feedstock, rather than volume, was responsible for the increase in net sales.  Two previously announced factors detracted from the operating performance of our Chemical Business.  We incurred $5.1 million of expenses associated with the unplanned downtime of the anhydrous ammonia plant at the Cherokee, Alabama facility.  The lost production meant lost sales, lost fixed overhead absorption, additional repair costs, plus losses we incurred when we purchased anhydrous ammonia to meet firm sales commitments.  The second detractor was $4.9 million of unrealized non-cash losses on natural gas hedges resulting from the steep decline in natural gas prices between June 30 and September 30, 2008.  These hedges contractually secure a large portion of the profit margin on certain significant orders which use natural gas as feedstock that will be shipped at firm sales prices subsequent to the third quarter.  In fact, approximately $2.6 million of these unrealized losses will be recovered in the fourth quarter 2008, assuming the related sales are shipped as scheduled.

Pryor Facility – “As previously reported, we are considering activating a portion of our idle chemical production facility located in Pryor, Oklahoma subject to securing a sales agreement with a strategic customer to purchase and distribute the majority of the UAN production. Based on our discussions with several large strategic industry customers, we believe that we will be able to reach an agreement to sell or distribute the UAN production at the Pryor Facility.

“Based on the current status of those discussions and our expectation that we will receive the necessary permits, we have hired key personnel to operate the facility and have positioned the additional necessary personnel to be hired at appropriate intervals during the start-up phases.

“We were originally advised by the permitting authorities that we would receive our permits in October 2008. However, due to delays relating to administrative procedures, the final permits could be delayed 90 to 120 days.  Currently, we do not believe that there are any impediments to the issuance of permits to operate the facility.  Therefore, we are proceeding with the preparations to start the facility.  Barring unforeseen delays and subject to securing a sales or distribution agreement as discussed above and obtaining the required permits, we expect the anhydrous ammonia plant and nitric acid plant to start up during the second quarter of 2009 and the urea plant and the production of UAN to start during the third quarter of 2009.  When all of these plants become operational, we believe they will add approximately $120 million in annual sales at current prices.  The preliminary estimated total cost to activate the Pryor Facility is approximately $15 to $20 million, with a portion of these costs to be expensed as incurred.  This project will likely be funded from our available cash on hand and working capital.  However, the actual timeframe on beginning production, the related amount of sales and the total cost to activate the facility could be significantly different than our current estimates.”

Tony Shelby, LSB’s Executive Vice President & CFO noted, “Our financial position continues to strengthen.  We closed the third quarter with working capital of $156.4 million including $47.5 million of cash on hand and a 0.96 to 1 ratio of long-term debt to stockholders’ equity.  We also have $49.5 million of borrowing availability under our $50 million working capital revolver.  In summary, we are well capitalized.”

Conference Call
LSB’s management will host a conference call covering third quarter 2008 results on Thursday, November 6, 2008 at 5:15 pm ET/4:15 pm CT to discuss these results and recent corporate developments.  Participating in the call will be CEO, Jack E. Golsen; President and COO, Barry H. Golsen; and Executive Vice President and CFO, Tony M. Shelby.  Interested parties may participate in the call by dialing (706)-679-3079.  Please call in ten minutes before the conference is scheduled to begin and ask for the LSB conference call.

To listen to a webcast of the call, please go to the Company’s website at www.lsb-okc.com at least 15 minutes before the conference call to download and install any necessary audio software.  If you are unable to listen live, the conference call webcast will be archived on the Company’s website for 90 days.  We will also archive this press release on the Company’s website.  We suggest listeners use Microsoft Explorer as their web browser.

LSB Industries, Inc.
LSB is a manufacturing, marketing and engineering company.  LSB’s principal business activities consist of the manufacture and sale of commercial and residential climate control products, such as geothermal and water source heat pumps, hydronic fan coils, large custom air handlers, the manufacture and sale of chemical products for the mining, agricultural and industrial markets, and the provision of specialized engineering services and other activities.  LSB Industries is included in the Russell 2000 Index and the Russell 3000 Index.

This press release contains certain statements which may constitute forward-looking statements within the meaning of the Private Securities Reform Act of 1996.  Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from the forward-looking statements as a result of various factors, including, but not limited to, general economic conditions and the “Risk Factors” contained in, and the other factors listed under the heading “Special Note Regarding Forward-Looking Statements” in our 2007 Form 10-K as amended by our 10-K/A Amendment No. 1.

# # #

See Accompanying Notes

LSB INDUSTRIES, INC.
UNAUDITED FINANCIAL HIGHLIGHTS

Nine and Three Months Ended September 30, 2008 and 2007

Nine Months	Three Months
2008	2007	2008	2007
(In Thousands, Except Per Share Amounts)
Net sales	$569,427	$451,754	$210,920	$147,613
Cost of sales	456,760	349,873	179,751	112,441
Gross profit	112,667	101,881	31,169	35,172

Selling, general and administrative expense	62,633	55,821	22,411	18,827
Provisions for (recovery of) losses on accounts receivable	159	874	(133)	253
Other expense	946	853	289	335
Other income	(8,417)	(3,440)	(88)	(3,340)
Operating income	57,346	47,773	8,690	19,097

Interest expense	6,363	8,062	2,643	3,482
Non-operating other income, net	(1,125)	(605)	(263)	(532)
Income from continuing operations before provisions (benefits) for income taxes and equity in earnings of affiliate	52,108	40,316	6,310	16,147
Provisions (benefits) for income taxes	19,817	(1,017)	2,388	(1,549)
Equity in earnings of affiliate	(697)	(654)	(235)	(223)
Income from continuing operations	32,988	41,987	4,157	17,919

Net loss (income) from discontinued operations	13	(348)	(4)	(377)
Net income	32,975	42,335	4,161	18,296

Dividends, dividend requirements and stock dividend on preferred stocks	306	5,608	-	203
Net income applicable to common stock	$32,669	$36,727	$4,161	$18,093

Weighted-average common shares:
Basic	21,156	19,150	21,237	20,220

Diluted	24,884	22,990	22,654	25,072

Income per common share:
Basic:
Income from continuing operations	$1.54	$1.90	$.20	$.87
Net income (loss) from discontinued operations	-	.02	-	.02
Net income	$1.54	$1.92	$.20	$.89

Diluted:
Income from continuing operations	$1.40	$1.65	$.18	$.75
Net income (loss) from discontinued operations	-	.02	-	.02
Net income	$1.40	$1.67	$.18	$.77

(See accompanying notes)

LSB INDUSTRIES, INC.
NOTES TO UNAUDITED FINANCIAL HIGHLIGHTS
Nine and Three Months Ended September 30, 2008 and 2007

Note 1:
 Net income applicable to common stock is computed by adjusting net income by the amount of preferred stock dividends, dividend requirements and the stock dividend. Basic income per common share is based upon net income applicable to common stock and the weighted-average number of common shares outstanding during each period.  Diluted income per share is based on net income applicable to common stock plus preferred stock dividends and dividend requirements on preferred stock assumed to be converted, if dilutive, and interest expense including amortization of debt issuance cost, net of income taxes, on convertible debt assumed to be converted, if dilutive, and the weighted-average number of common shares and dilutive common equivalent shares outstanding, and the assumed conversion of dilutive convertible securities outstanding.

Note 2:	Provisions (benefits) for income taxes are as follows:

Nine-Months Ended September 30,	Three-Months Ended September 30,
2008	2007	2008	2007
(In Thousands)
Current:
Federal	$13,641	$1,550	$2,121	$1,104
State	1,752	583	28	497
Total Current	$15,393	$2,133	$2,149	$1,601
Deferred:
Federal	$3,927	$(2,827)	$388	$(2,827)
State	497	(323)	(149)	(323)
Total Deferred	4,424	(3,150)	239	(3,150)
Provisions (benefits) for income taxes	$19,817	$(1,017)	$2,388	$(1,549)

For the nine and three months ended September 30, 2008, the current provision for federal income taxes includes regular federal income tax after the consideration of permanent and temporary differences between income for GAAP and tax purposes.  For the nine and three months ended September 30, 2007, the current provision for federal income taxes includes alternative minimum income tax (“AMT”).  The current provision for state income taxes in 2008 includes provisions for jurisdictions not previously recognized and also anticipates the utilization of remaining net operating loss (“NOL”) carryforwards in certain states. At December 31, 2007, we had minimal federal and state NOL carryforwards and we anticipate utilizing substantially all of these NOL carryforwards during 2008 and have accrued income taxes at regular corporate tax rates. Our overall effective tax rate in 2008 is reduced by permanent tax differences.

For the nine and three months ended September 30, 2007, the benefit for deferred taxes results from the reversal of valuation allowance on deferred tax assets, the benefit of AMT credits, and other temporary differences.

Note 3:	Information about the Company’s operations in different industry segments for the nine and three months ended September 30, 2008 and 2007 is detailed on the following page.

LSB INDUSTRIES, INC.
NOTES TO UNAUDITED FINANCIAL HIGHLIGHTS (Continued)

Nine and Three Months Ended September 30, 2008 and 2007
Nine-Months Ended September 30,	Three-Months Ended September 30,
2008	2007	2008	2007
(In Thousands)
Net sales:
Climate Control	$230,303	$221,464	$83,354	$75,641
Chemical	329,271	222,394	124,483	69,252
Other	9,853	7,896	3,083	2,720
	$569,427	$451,754	$210,920	$147,613

Gross profit: (1)
Climate Control	$72,346	$65,061	$24,892	$22,433
Chemical (2) (3)	37,181	33,980	5,329	11,738
Other	3,140	2,840	948	1,001
	$112,667	$101,881	$31,169	$35,172

Operating income (loss): (4)
Climate Control	$31,017	$27,875	$9,835	$9,750
Chemical (2) (3) (5)	34,487	27,123	1,860	11,477
General corporate expenses and other business operations, net (6)	(8,158)	(7,225)	(3,005)	(2,130)
	57,346	47,773	8,690	19,097

Interest expense	(6,363)	(8,062)	(2,643)	(3,482)
Non-operating other income (expense), net:
Climate Control	1	2	-	-
Chemical	64	92	-	10
Corporate and other business operations	1,060	511	263	522
Benefits (provisions) for income taxes	(19,817)	1,017	(2,388)	1,549
Equity in earnings of affiliate-Climate Control	697	654	235	223
Income from continuing operations	$32,988	$41,987	$4,157	$17,919

LSB INDUSTRIES, INC.
NOTES TO UNAUDITED FINANCIAL HIGHLIGHTS
Nine and Three Months Ended September 30, 2008 and 2007

(1)	Gross profit by industry segment represents net sales less cost of sales. Gross profit classified as “Other” relates to the sales of industrial machinery and related components.

(2)
Our Chemical Business recognized unrealized losses on our natural gas forward contracts outstanding at September 30, 2008. In addition, the Cherokee Facility incurred costs of approximately $5.1 million as the result of unplanned downtime during the third quarter of 2008. These costs include estimates of lost fixed overhead absorption, repair cost, and losses incurred to purchase anhydrous ammonia to replace lost production in order to meet firm sales commitments. These unrealized losses and costs contributed to a decrease in gross profit and operating income in 2008.

(3)
During the nine and three months ended September 30, 2007, we realized insurance recoveries of $1.5 million relating to a business interruption claim associated with the Cherokee Facility. These recoveries contributed to an increase in gross profit and operating income in 2007.

(4)
Our chief operating decision makers use operating income by industry segment for purposes of making decisions, which include resource allocations and performance evaluations. Operating income by industry segment represents gross profit by industry segment less selling, general and administration expense (“SG&A”) incurred by each industry segment plus other income and other expense earned/incurred by each industry segment before general corporate expenses and other business operations, net. General corporate expenses and other business operations, net, consist of unallocated portions of gross profit, SG&A, other income and other expense.

(5)
For the nine-month period ended September 30, 2008, we recognized income of $7.6 million, net of attorneys’ fees, relating to a litigation judgment, which contributed to an increase in operating income in 2008. For each of the nine and three-month periods ended September 30, 2007, we recognized income of $3.3 million relating to a litigation settlement, which contributed to an increase in operating income in 2007.

(6)
The amounts included are not allocated to our Climate Control and Chemical Businesses since they are not included in the operating results reviewed by our chief operating decision makers for purposes of making decisions as discussed above.

LSB INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Information at September 30, 2008 is unaudited)

September 30, 2008	December 31, 2007
(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$47,478	$58,224
Restricted cash	276	203
Accounts receivable, net	106,348	70,577
Inventories:
Finished goods	38,888	28,177
Work in process	3,526	3,569
Raw materials	32,031	25,130
Total inventories	74,445	56,876
Supplies, prepaid items and other:
Prepaid insurance	927	3,350
Prepaid income taxes	1,535	-
Precious metals	14,400	10,935
Supplies	4,371	3,849
Other	1,619	1,464
Total supplies, prepaid items and other	22,852	19,598
Deferred income taxes	5,877	10,030
Total current assets	257,276	215,508

Property, plant and equipment, net	95,952	79,692

Other assets:
Debt issuance and other debt-related costs, net	4,233	4,639
Investment in affiliate	3,568	3,426
Goodwill	1,724	1,724
Other, net	2,613	2,565
Total other assets	12,138	12,354
	$365,366	$307,554

(continued on following page)

LSB INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Continued)
(Information at September 30, 2008 is unaudited)

	September 30, 2008	December 31, 2007
	(In Thousands)
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$55,190	$39,060
Short-term financing and drafts payable	-	919
Accrued and other liabilities	44,193	38,942
Current portion of long-term debt	1,495	1,043
Total current liabilities	100,878	79,964

Long-term debt	122,032	121,064

Noncurrent accrued and other liabilities:
Deferred income taxes	5,601	5,330
Other	8,343	6,913
	13,944	12,243

Contingencies

Stockholders' equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding	2,000	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued	1,000	1,000
Common stock, $.10 par value; 75,000,000 shares authorized, 24,898,170 shares issued (24,466,506 at December 31, 2007)	2,490	2,447
Capital in excess of par value	128,056	123,336
Accumulated other comprehensive loss	(193)	(411)
Retained earnings (accumulated deficit)	16,232	(16,437)
	149,585	111,935
Less treasury stock at cost:
Common stock, 3,648,518 shares (3,448,518 at December 31, 2007)	21,073	17,652
Total stockholders' equity	128,512	94,283
	$365,366	$307,554